Exhibit 99.2
For Release: 07/31/2007
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064
Nelnet, Inc. supplemental financial information for the second quarter 2007
The following supplemental information should be read in connection with the second-quarter 2007 earnings press release of Nelnet, Inc. (the “Company”), dated July 31, 2007.
Information contained in this earnings supplement, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. Certain prior year amounts have been reclassified to conform to the current period presentation. For more information see our filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Income

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except share data)

Interest income:
Loan interest	$439,720	$418,113	$383,867	$857,833	$731,389
Amortization of loan premiums and deferred origination costs	(22,634)	(21,059)	(21,125)	(43,693)	(42,987)
Investment interest	18,783	21,425	24,249	40,208	43,726

Total interest income	435,869	418,479	386,991	854,348	732,128

Interest expense:
Interest on bonds and notes payable	367,893	350,495	300,844	718,388	559,793

Net interest income	67,976	67,984	86,147	135,960	172,335
Less provision for loan losses	2,535	2,753	2,190	5,288	11,808

Net interest income after provision for loan losses	65,441	65,231	83,957	130,672	160,527

Other income (expense):
Loan and guarantee servicing income	31,610	30,466	28,926	62,076	59,216
Other fee-based income	38,262	40,029	16,074	78,291	34,229
Software services income	5,848	5,748	4,018	11,596	7,427
Other income	2,937	6,879	2,906	9,816	4,893
Derivative market value, foreign currency, and put option adjustments	5,547	(12,130)	29,080	(6,583)	68,343
Derivative settlements, net	5,196	4,240	6,702	9,436	11,446

Total other income (expense)	89,400	75,232	87,706	164,632	185,554

Operating expenses:
Salaries and benefits	59,761	61,704	54,753	121,465	104,252
Other expenses	54,394	52,887	40,720	107,281	79,143
Amortization of intangible assets	6,491	6,638	5,817	13,129	11,115

Total operating expenses	120,646	121,229	101,290	241,875	194,510

Income before taxes	34,195	19,234	70,373	53,429	151,571

Income tax expense	13,306	7,264	26,038	20,570	56,080

Income before minority interest	20,889	11,970	44,335	32,859	95,491

Minority interest in net earnings of subsidiaries	—	—	—	—	(242)

Income from continuing operations	20,889	11,970	44,335	32,859	95,249

Income (loss) from discontinued operations, net of tax	(6,135)	2,810	1,418	(3,325)	2,570

Net Income	$14,754	$14,780	$45,753	$29,534	$97,819

Earnings (loss) per share, basic and diluted
Income from continuing operations	$0.42	$0.23	$0.81	$0.66	$1.75
Income (loss) from discontinued operations, net of tax	(0.12)	0.06	0.03	(0.07)	0.05

Net Income	$0.30	$0.29	$0.84	$0.59	$1.80

Weighted average shares outstanding	49,452,960	50,982,187	54,297,230	50,213,349	54,269,440

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	June 30,	December 31,	June 30,
	2007	2006	2006
	(unaudited)		(unaudited)
	(dollars in thousands)
Assets:
Student loans receivable, net	$26,174,958	$23,789,552	$22,404,492
Cash, cash equivalents, and investments	1,367,257	1,773,751	1,971,740
Goodwill	191,256	191,420	145,950
Intangible assets, net	146,542	161,588	171,942
Assets of discontinued operations	—	27,309	34,232
Other assets	993,361	853,253	825,076

Total assets	$28,873,374	$26,796,873	$25,553,432

Liabilities:
Bonds and notes payable	$27,791,146	$25,562,119	$24,327,855
Liabilities of discontinued operations	—	7,732	13,182
Other liabilities	471,050	555,172	460,206

Total liabilities	28,262,196	26,125,023	24,801,243

Shareholders’ equity	611,178	671,850	752,189

Total liabilities and shareholders’ equity	$28,873,374	$26,796,873	$25,553,432

Return on average total assets	0.21%	0.27%	0.81%
Return on average equity	9.5%	9.6%	27.4%
Shareholders’ equity to total assets	2.12%	2.51%	2.94%

Discontinued Operations
On May 25, 2007, the Company sold EDULINX Canada Corporation (“EDULINX”), a Canadian student loan service provider and subsidiary of the Company, for initial proceeds of $19.0 million, including the impact of a preliminary working capital adjustment. The Company recognized a net loss of $9.0 million related to the transaction. The initial proceeds and the related loss on disposal exclude up to $2.5 million of contingent consideration that, if earned based on EDULINX meeting certain performance measures as defined in an existing servicing agreement between EDULINX and the Government of Canada, will be payable to the Company in the second quarter 2008. If the Company receives this incentive payment of up to $2.5 million, these additional proceeds will be recognized by the Company as a gain in the period when such cash is received.
As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations in the accompanying consolidated statements of income for all periods presented. The components of the income (loss) from discontinued operations are presented below:

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
	(dollars in thousands)

Operating income of discontinued operations, net of tax	$2,906	$2,810	$1,418	$5,716	$2,570
Loss on disposal, net of tax	(9,041)	—	—	(9,041)	—

Income (loss) from discontinued operations, net of tax	$(6,135)	$2,810	$1,418	$(3,325)	$2,570

The following operations related to EDULINX have been segregated from continuing operations and reported as discontinued operations through the date of disposition.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
	(dollars in thousands)

Net interest income	$53	$71	$65	$124	$129
Other income	12,480	19,031	15,149	31,511	31,933
Operating expenses	(7,669)	(14,688)	(12,982)	(22,357)	(28,009)

Income before income taxes	4,864	4,414	2,232	9,278	4,053
Income tax expense	1,958	1,604	814	3,562	1,483

Operating income of discontinued operations, net of tax	$2,906	$2,810	$1,418	$5,716	$2,570

Shareholders’ Equity
Related Party Transaction
On May 31, 2007, the Company entered into an agreement with Packers Service Group, Inc. (“Packers”), under which the Company acquired Packers in exchange for the issuance of 10,594,178 shares of the Company’s Class A common stock to the shareholders of Packers.
Packers was primarily a holding company, whose principal asset was an investment in 11,068,604 shares of the Company’s Class A Common Stock. Upon acquisition, these shares are not included in total shares outstanding for accounting purposes.
The Company accounted for this transaction as exchanges of assets or equity instruments between enterprises under common control and, accordingly, recorded the assets acquired and liabilities assumed from this transaction at Packer’s historical carrying values. This transaction resulted in a $12.5 million decrease to the Company’s consolidated shareholders’ equity and a decrease of 474,426 shares of the Company’s Class A Common Stock outstanding.
Restricted Stock Plan
In order to facilitate increased equity ownership by Company employees, on July 23, 2007, the Company issued approximately 522,000 shares of Class A Common Stock under the Company’s Restricted Stock Plan. Under the terms for such awards, the shares will vest on a pro rata basis over a period of 10 years based on the award recipient’s continued employment with the Company.
Put Option Settlement
On July 19, 2007, the Company paid $15,875,000 to redeem 238,237 restricted shares of the Company’s Class A common stock that were subject to put option agreements exercisable in February 2010 at $83.95 per share. These shares were issued by the Company in February 2006 in consideration for the purchase of the remaining 20% interest of FACTS Management Co. The 238,237 shares of Class A common stock purchased by the Company were retired resulting in a $5.4 million decrease to the Company’s consolidated shareholders’ equity.
Non-GAAP Performance Measures
In accordance with the Rules and Regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”). In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as base net income. While base net income is not a substitute for reported results under GAAP, the Company provides base net income as additional information regarding its financial results.
Base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The Company’s board of directors utilizes base net income to set performance targets and evaluate management’s performance. The Company also believes analysts, rating agencies, and creditors use base net income in their evaluation of the Company’s results of operations. While base net income is not a substitute for reported results under GAAP, the Company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management. Management believes base net income provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income to base and adjusted base net income.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
	(dollars in thousands, except share data)

GAAP net income	$14,754	$14,780	$45,753	$29,534	$97,819
Base adjustments:
Derivative market value, foreign currency, and put option adjustments	(5,547)	12,130	(29,080)	6,583	(68,343)
Amortization of intangible assets	6,491	6,638	5,817	13,129	11,115
Non-cash stock based compensation related to business combinations	476	477	477	953	795

Total base adjustments before income taxes	1,420	19,245	(22,786)	20,665	(56,433)
Net tax effect (a)	(568)	(6,531)	8,564	(7,099)	21,552

Total base adjustments	852	12,714	(14,222)	13,566	(34,881)

Base net income	15,606	27,494	31,531	43,100	62,938
Discontinued operations, net of tax:
Operating income of discontinued operations	(2,906)	(2,810)	(1,418)	(5,716)	(2,570)
Loss on disposal	9,041	—	—	9,041	—

Base net income, excluding discontinued operations	21,741	24,684	30,113	46,425	60,368

Adjustments to base net income:
Special allowance yield adjustment (b)	—	—	(10,550)	—	(24,460)
Derivative settlements, net	—	—	(7,721)	—	(11,885)

Total adjustments to base net income before income taxes	—	—	(18,271)	—	(36,345)
Net tax effect (a)	—	—	6,943	—	13,811

Total adjustments to base net income	—	—	(11,328)	—	(22,534)

Adjusted base net income, excluding discontinued operations	$21,741	$24,684	$18,785	$46,425	$37,834

Earnings (loss) per share, basic and diluted:
GAAP net income	$0.30	$0.29	$0.84	$0.59	$1.80
Total base adjustments	0.02	0.25	(0.26)	0.26	(0.64)

Base net income	0.32	0.54	0.58	0.85	1.16
Discontinued operations, net of tax:
Operating income of discontinued operations	(0.06)	(0.06)	(0.03)	(0.11)	(0.05)
Loss on disposal	0.18	—	—	0.18	—

Base net income, excluding discontinued operations	0.44	0.48	0.55	0.92	1.11

Total adjustments to base net income	—	—	(0.21)	—	(0.41)

Adjusted base net income, excluding discontinued operations	$0.44	$0.48	$0.34	$0.92	$0.70

(a)	Tax effect computed at 38%. The change in the value of the put option is not tax effected as this is not deductible for income tax purposes.

(b)
On January 19, 2007, the Company entered into a Settlement Agreement (the “Agreement”) with the Department of Education (the “Department”) to resolve the audit by the Department’s Office of Inspector General (the “OIG”) of the Company’s portfolio of student loans receiving 9.5% special allowance payments. Under the terms of the Agreement, all 9.5% special allowance payments were eliminated for periods on and after July 1, 2006. The Company had been deferring recognition of 9.5% special allowance payments related to those loans subject to the OIG audit effective July 1, 2006 pending satisfactory resolution of this issue.

Limitations of Base Net Income
While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that base net income is an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, base net income is subject to certain general and specific limitations that investors should carefully consider. For example, unlike financial statements prepared in accordance with GAAP, the Company’s base net income presentation does not represent a comprehensive basis of accounting. In addition, the Company’s base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon base net income. Base net income results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.
Other limitations of base net income arise from the specific adjustments that management makes to GAAP results to derive base net income results. These differences are described below.
Differences between GAAP and Base Net Income
Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations. A more detailed discussion of the differences between GAAP and base net income follows.
Derivative market value, foreign currency, and put option adjustments: Base net income excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives in which the Company does not qualify for “hedge treatment” under GAAP. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), requires that changes in fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative instruments primarily used by the Company include interest rate swaps, basis swaps, interest rate floor contracts, and cross-currency interest rate swaps. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment” as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item.

Since the Company plans to hold all derivative instruments until their maturity, the Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations. Included in base net income are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements. These settlements are included in “Derivative settlements, net” on the Company’s consolidated statements of income.
Base net income excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars. In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps. Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds. The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds’ (EURIBOR index) to an index based on LIBOR. Included in base net income are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “Derivative settlements, net” on the Company’s consolidated statements of income. However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from base net income as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations. The re-measurement of the Euro-denominated bonds correlates with the change in fair value of the cross-currency interest rate swaps. However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.
Base net income also excludes the change in fair value of put options issued by the Company for certain business acquisitions. The put options are valued by the Company each reporting period using a Black-Scholes pricing model. Therefore, the fair value of these options is primarily affected by the strike price and term of the underlying option, the Company’s current stock price, and the dividend yield and volatility of the Company’s stock. The Company believes these point-in-time estimates of value that are subject to fluctuations make it difficult to evaluate the ongoing results of operations against the Company’s business plans and affects the period-to-period comparability of the results of operations.
The gains and/or losses included in “Derivative market value, foreign currency, and put option adjustments” on the Company’s consolidated statements of income are primarily caused by interest rate and currency volatility, changes in the value of put options based on the inputs used in the Black-Scholes pricing model, as well as the volume and terms of put options and of derivatives not receiving hedge treatment. Base net income excludes these unrealized gains and losses and isolates the effect of interest rate, currency, and put option volatility on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the put options and the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets: Base net income excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.
Non-cash stock based compensation related to business combinations: The Company has structured certain business combinations in which the stock consideration paid has been dependent on the sellers’ continued employment with the Company. As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement. Base net income excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations. If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.
Discontinued operations: In May 2007, the Company sold EDULINX. As a result of this transaction, the results of operations for EDULINX are reported as discontinued operations for all periods presented. The Company presents base net income excluding discontinued operations since the operations and cash flows of EDULINX have been eliminated from the ongoing operations of the Company.
Special allowance yield adjustment and related hedging activity: The Company excludes the special allowance yield adjustments and the net settlements received or paid on those derivative instruments used to hedge the student loans that were earning 9.5% special allowance payments. Pursuant to the settlement agreement entered into with the Department, effective July 1, 2006, the Company no longer receives 9.5% special allowance payments. Prior to this agreement, the Company excluded the special allowance yield adjustments from base net income because the Company expected 9.5% special allowance payments to decline over time due to the fact that in April 2004 it ceased adding loans receiving 9.5% special allowance payments to its portfolio.

Student Loans Receivable
Student loans receivable includes all student loans owned by or on behalf of the Company and includes the unamortized cost of acquisition or origination less an allowance for loan losses. The following table describes the components of the Company’s loan portfolio:

	As of		As of		As of
	June 30, 2007		December 31, 2006		June 30, 2006
		Percent		Percent		Percent
	Dollars	of total	Dollars	of total	Dollars	of total
	(dollars in thousands)
Federally insured:
Stafford	$6,630,133	25.3%	$5,724,586	24.1%	$6,891,180	30.8%
PLUS/SLS	426,540	1.6	365,112	1.5	430,409	1.9
Consolidation	18,454,304	70.6	17,127,623	72.0	14,521,608	64.7
Non-federally insured	235,023	0.9	197,147	0.8	169,473	0.8

Total	25,746,000	98.4	23,414,468	98.4	22,012,670	98.2
Unamortized premiums and deferred origination costs	456,098	1.7	401,087	1.7	416,002	1.9
Allowance for loan losses:
Allowance — federally insured	(8,194)	(0.0)	(7,601)	(0.0)	(7,001)	(0.0)
Allowance — non-federally insured	(18,946)	(0.1)	(18,402)	(0.1)	(17,179)	(0.1)

Net	$26,174,958	100.0%	$23,789,552	100.0%	$22,404,492	100.0%

The following table sets forth the loans originated or acquired through each of the Company’s channels:

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
	(dollars in thousands)

Beginning balance	$24,617,030	$23,414,468	$20,963,219	$23,414,468	$19,912,955
Direct channel:
Consolidation loan originations	836,711	1,064,238	1,045,094	1,900,949	2,069,929
Less consolidation of existing portfolio	(438,993)	(473,795)	(567,300)	(912,788)	(1,001,200)

Net consolidation loan originations	397,718	590,443	477,794	988,161	1,068,729
Stafford/PLUS loan originations	141,882	354,827	151,017	496,709	457,165
Branding partner channel (a) (b)	255,703	202,290	326,764	457,993	556,914
Forward flow channel	392,174	375,941	579,701	768,115	931,513
Other channels (b)	560,796	205,918	424,620	766,714	668,573

Total channel acquisitions	1,748,273	1,729,419	1,959,896	3,477,692	3,682,894

Repayments, claims, capitalized interest, and other	(397,556)	(235,807)	(453,866)	(633,363)	(819,024)
Consolidation loans lost to external parties	(187,350)	(239,404)	(310,800)	(426,754)	(581,200)
Loans sold	(34,397)	(51,646)	(145,779)	(86,043)	(182,955)

Ending balance	$25,746,000	$24,617,030	$22,012,670	$25,746,000	$22,012,670

(a)
Included in the branding partner channel are private loan originations of $17.8 million, $44.3 million, and $10.6 million for the three months ended June 30, 2007, March 31, 2007, and June 30, 2006, respectively, and $62.1 million and $21.1 million for the six months ended June 30, 2007 and 2006, respectively.

(b)
Included in other channels for the six months ended June 30, 2006 is $190.1 million of acquisitions that were previously presented as branding partner channel acquisitions. This reclassification was made for comparative purposes due to the nature of the transactions.

Student Loan Spread
The following table analyzes the student loan spread on the Company’s portfolio of student loans. This table represents the spread on assets earned in conjunction with the liabilities used to fund the assets, including the effects of net derivative settlements.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Student loan yield	7.93%	7.90%	7.93%	7.90%	7.82%
Consolidation rebate fees	(0.78)	(0.79)	(0.70)	(0.78)	(0.71)
Premium and deferred origination costs amortization	(0.37)	(0.36)	(0.40)	(0.36)	(0.42)

Student loan net yield	6.78	6.75	6.83	6.76	6.69
Student loan cost of funds (a)	(5.50)	(5.46)	(5.00)	(5.48)	(4.83)

Student loan spread	1.28	1.29	1.83	1.28	1.86
Special allowance yield adjustments, net of settlements on derivatives (b)	—	—	(0.34)	—	(0.35)

Core student loan spread	1.28%	1.29%	1.49%	1.28%	1.51%

Average balance of student loans (in thousands)	$24,687,280	$23,844,815	$21,289,877	$24,266,048	$20,763,472
Average balance of debt outstanding (in thousands)	26,158,525	25,378,267	23,126,198	25,770,551	22,465,046
(a)	The student loan cost of funds includes the effects of net settlement costs on the Company’s derivative instruments used to hedge the Company’s student loan portfolio.

(b)
The special allowance yield adjustments represent the impact on net spread had loans earned at statutorily defined rates under a taxable financing. The special allowance yield adjustments include net settlements on derivative instruments that were used to hedge this loan portfolio earning the excess yield. On January 19, 2007, the Company entered into a Settlement Agreement with the Department to resolve the audit by the OIG of the Company’s portfolio of student loans receiving 9.5% special allowance payments. Under the terms of the Agreement, all 9.5% special allowance payments were eliminated for periods on and after July 1, 2006. The Company had been deferring recognition of 9.5% special allowance payments related to those loans subject to the OIG audit effective July 1, 2006 pending satisfactory resolution of this issue.

Interest Rate Sensitivity
A portion of the Company’s student loan assets earn a fixed rate. As a result, management uses fixed-rate debt and interest rate swaps to reduce the economic effect of interest rate volatility. The following table shows the Company’s student loan assets currently earning at a fixed rate as of June 30, 2007:

	Borrower/
Fixed	lender	Estimated
interest	weighted	variable	Balance
rate	average	conversion	of fixed
range	yield	rate (a)	rate assets
			(dollars in thousands)

8.0-9.0%	8.23%	5.59%	$362,152
>9.0	9.05	6.41	393,885

			$756,037

(a)	The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to variable rate.
As of June 30, 2007, the Company had $219.6 million of fixed-rate debt (excluding the Company’s fixed-rate unsecured debt of $475.0 million) that was used by the Company to hedge fixed-rate student loan assets.
During the 4th quarter 2006, in consideration of not receiving 9.5% special allowance payments on a prospective basis, the Company entered into a series of off-setting interest rate swaps that mirrored the $2.45 billion in pre-existing interest rate swaps that the Company had utilized to hedge its loan portfolio receiving 9.5% special allowance payments against increases in interest rates.
During the 2nd quarter 2007, the Company entered into a series of off-setting interest rate swaps that mirrored the remaining interest rate swaps utilized to hedge the Company’s student loan portfolio against increases in interest rates.
The net effect of the offsetting derivatives discussed above is to lock in a series of future income streams on underlying trades through their respective maturity dates. A summary of these interest rate swaps follow (notional amount in thousands):

		Weighted		Weighted
		average fixed		average fixed
	Notional	rate paid by	Notional	rate received by
Maturity	Amount	the Company	Amount	the Company

2007	$512,500	3.42%	$512,500	5.25%
2008	462,500	3.76	462,500	5.34	(a)
2009	312,500	4.01	312,500	5.37	(a)
2010	1,137,500	4.25	1,137,500	4.75
2011	—	—	—	—
2012	275,000	4.31	275,000	4.76
2013	525,000	4.36	525,000	4.80

	$3,225,000	4.05%	$3,225,000	4.98%

(a)	The effective date of these derivatives entered into during the 2nd quarter 2007 is July 2, 2007.
Derivative Settlements
The following table summarizes the components of derivative settlements.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
	(dollars in thousands)
Interest rate and basis swap derivatives- loan portfolio	$1,977	$2,895	$2,797	$4,872	$4,529
Interest rate swap derivatives- other (a)	5,657	4,664	—	10,321	—
Special allowance yield adjustment derivatives (a)	—	—	7,721	—	11,885
Cross currency interest rate swaps	(2,438)	(3,319)	(3,816)	(5,757)	(4,968)

Derivative settlements, net	$5,196	$4,240	$6,702	$9,436	$11,446

(a)
Derivative settlements for interest rate swaps “other” include settlements on the portfolio of derivatives that the Company had used to hedge 9.5% special allowance payments and the portfolio of off-setting interest rate swaps the Company entered into during the fourth quarter 2006. The new derivatives mirror the 9.5% special allowance payment derivatives. Settlements on the 9.5% special allowance derivatives were classified in the special allowance yield adjustment derivatives line item through September 30, 2006.

Student Loan Servicing
The Company performs servicing activities for its own portfolio and third parties. The following table summarizes the Company’s loan servicing volumes for FFELP and private loans. Loan servicing volumes for the Company’s discontinued operations are excluded from the table.

	Company	Third Party	Total
	(dollars in millions)

As of June 30, 2007	$24,429	$7,884	$32,313
As of December 31, 2006	21,869	8,725	30,594
As of June 30, 2006	19,820	8,856	28,676